FIRST AMENDMENT
TO INVESTMENT ADVISORY AGREEMENT
BETWEEN
INVESTMENT MANAGERS SERIES TRUST
AND
PALMER SQUARE CAPITAL MANAGEMENT LLC

THIS AMENDMENT dated as of ________, 2013, to the Investment Advisory Agreement, dated April 27, 2011, as amended (the “Agreement”), is entered into by and among, Investment Managers Series Trust (the “Trust”) on behalf of its series listed on Appendix A, a Delaware statutory trust (each a “Fund”) and Palmer Square Capital Management LLC, a Delaware limited liability company (the “Advisor”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Section 2 and Section 3(e) of the Agreement; and

WHEREAS, the parties desire to amend the Agreement to add a fund; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by all parties;

NOW, THEREFORE, the parties agree:

A.	To replace Section 2 and Section 3(e) of the Agreement with the below:

2.	Duties and Obligations of the Advisor with Respect to Investment of Assets of each Fund.

(a)           Subject to the succeeding provisions of this section and subject to the direction and control of the Trust’s Board of Trustees, the Advisor shall (i) act as investment advisor for and supervise and manage the investment and reinvestment of each Fund’s assets and, in connection therewith, have complete discretion in purchasing and selling securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund; (ii) supervise the investment program of the Fund and the composition of its investment portfolio; (iii) arrange, subject to the provisions of paragraph 3 hereof, for the purchase and sale of securities and other assets held in the investment portfolio of the Fund; (iv) keep the Trust fully informed with regard to each Fund’s investment performance and investment mandate compliance; and (v) furnish the Trust with such other documents and information as the Trust may from time to time reasonably request.

(b)           In performing its duties under this Section 2 with respect to a Fund, the Advisor may choose to delegate some or all of its duties and obligations under this Agreement to one or more investment sub-advisors.  If the Advisor chooses to do so, such delegation may include but is not limited to delegating the voting of proxies relating to the Fund’s portfolio securities in accordance with the proxy voting policies and procedures of such investment sub-advisor; provided, however, that any such delegation shall be pursuant to an agreement with terms agreed upon by the Trust and approved in a manner consistent with the 1940 Act; and provided, further, that no such delegation shall relieve the Advisor from its duties and obligations of management and supervision of the management of the Fund’s assets pursuant to this Agreement and to applicable law.  If the Advisor delegates any of its duties and obligations under this Agreement with respect to a Fund to one or more investment sub-advisors, then subject to the requirements of the 1940 Act the Advisor shall have (i) overall supervisory responsibility for the general management and investment of the Fund’s assets; (ii) full discretion to select new or additional investment sub-advisors for the Fund; (iii) full discretion to enter into and materially modify existing sub-advisory agreements with investment sub-advisors; (iv) full discretion to terminate and replace any investment sub-advisor; and (v) full investment discretion to make all determinations with respect to the investment of the Fund’s assets not then managed by an investment sub-advisor.  In connection with the Advisor’s responsibilities with respect to any sub-advised Fund, the Advisor shall (x) assess the Fund’s investment focus and investment strategy for each sub-advised portfolio of the Fund; (y) perform diligence on and monitor the investment performance and adherence to compliance procedures of each investment sub-advisor providing services to the Fund; and (z) seek to implement decisions with respect to the allocation and reallocation of the Fund’s assets among one or more current or additional investment sub-advisors from time to time, as the Advisor deems appropriate, to enable the Fund to achieve its investment goals.  In addition, the Advisor shall monitor compliance by each investment sub-advisor of a Fund with the investment objectives, policies and restrictions of the Fund, and review and periodically report to the Board of Trustees of the Trust on the performance of each investment sub-advisor.

3.	Covenants. In the performance of its duties under this Agreement, the Advisor:

(e)      will supply such information to the Trust’s co-administrators and permit such compliance inspections by the Trust’s co-administrators as shall be reasonably necessary to permit the co-administrators to satisfy their obligations and respond to the reasonable requests of the Board of Trustees, including without limitation full copies of all letters received by the Advisor during the term of this Agreement from the staff of the U.S. Securities and Exchange Commission regarding its examination of the activities of the Advisor; and

B.	The First Amended and Restated Appendix A of the Agreement is hereby superseded and replaced with Amended Appendix A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

INVESTMENT MANAGERS SERIES TRUST	PALMER SQUARE CAPITAL
On behalf of the series listed in Appendix A	MANAGEMENT LLC

By:	By:

Name:	Name:

Title:	Title:

Amended Appendix A

Fund	Advisor Fee	Effective Date
Palmer Square Absolute Return Fund	1.75%	March 1, 2013
Fountain Short Duration High Income Fund	0.55%

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